UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2018

Solid Biosciences Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38360	90-0943402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 Portland Street, Fifth Floor

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 337-4680

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2018, the Board of Directors (the “Board”) of Solid Biosciences Inc. (the “Company”) elected Sukumar Nagendran, M.D., effective immediately, as a member of the Board to fill the vacancy created by the increase in the authorized number of directors from nine to ten. Dr. Nagendran will serve as a Class I director with a term expiring at the Company’s next annual meeting of stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board has determined that Dr. Nagendran is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations.

Dr. Nagendran, age 52, was most recently the Chief Medical Officer & Senior Vice President of AveXis Inc., prior to the company’s acquisition by Novartis. There, he was responsible for overseeing and driving all clinical development and medical affairs strategy, notably for the company’s late-stage AAV-mediated gene therapy program for Spinal Muscular Atrophy (SMA). In his role, Dr. Nagendran also led the company’s interactions with experts in the gene therapy field and helped manage relationships with the investment and rare disease communities. Prior to AveXis, Dr. Nagendran held key leadership positions at Pfizer, Novartis, Daiichi Sankyo, Reata Pharmaceuticals and Quest Diagnostics. During his tenures at these companies, Dr. Nagendran played significant roles in several high-profile product launches and across multiple functions, including clinical trials/operations, field medical, medical product teams, pricing and reimbursement, publications, and advocacy. He was also instrumental in building the medical affairs department at Quest Diagnostics, one of the leading lab/diagnostics providers in the world. Prior to moving to the biotech industry, Dr. Nagendran practiced internal medicine, with a focus on diabetes and cardiovascular disease. He is a Mayo Alumni Laureate and founding member of the Robert Wood Johnson Legacy Society. He is also the sponsor for the Fonseca-Nagendran Scholar award at the American Diabetes Association (ADA) to enhance research in minority populations. Dr. Nagendran received his undergraduate degree in Biochemistry at Rutgers University and his M.D. at Rutgers Medical School and trained in Internal Medicine at Mayo Clinic, Rochester.

There are no arrangements or understandings between Dr. Nagendran and any other persons pursuant to which he was elected as a director. There are no transactions in which Dr. Nagendran has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Dr. Nagendran will receive compensation for his service as a non-employee director and for any committee service in accordance with the Company’s director compensation program, which is described in Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2018.

In connection with his election, the Company and Dr. Nagendran will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-222357) filed with the SEC on December 29, 2017. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Nagendran for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by him in any action or proceeding arising out of his service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLID BIOSCIENCES INC.

Date: September 13, 2018	By:	/s/ Jennifer Ziolkowski
	Name:	Jennifer Ziolkowski
	Title:	Chief Financial Officer